Exhibit 10.9

TAX PROTECTION AGREEMENT

THIS TAX PROTECTION AGREEMENT (this “Agreement”) is entered into effective as of July 18, 2022 by and among ExchangeRight Income Fund Operating Partnership, LP, a Delaware limited partnership (the “OP”), and each of the persons who becomes a party hereto from time to time by executing a joinder to this Agreement (each, a “Property Contributor” and collectively, the “Property Contributors”).

RECITALS

A. ExchangeRight Income Fund, a Maryland statutory trust (the “Trust”), has, in connection with the operation and formation of the Trust, contributed all of its assets, and will continue to contribute all of its assets, to the OP in exchange for units of partnership interests in the OP.

B. In connection with the formation and operation of the Trust, the OP has entered into (i) merger agreements with certain Delaware statutory trusts (“DSTs”) to acquire the real properties owned by such DSTs pursuant to a merger of each such DST with a subsidiary of the OP treated as a disregarded entity for U.S. federal income tax purposes, and (ii) contribution agreements with certain limited liability companies (“LLCs”) that own interests in real property to acquire the real property collectively owned by such LLCs pursuant to a contribution of the real property interests owned by such LLCs to the OP.

C. Each Property Contributor has elected to receive Class I Common Units of partnership interest in the OP (the “OP Units”) in connection with the applicable transaction described in Recital B above (each, and “Acquisition Transaction” and, collectively, the “Acquisition Transactions”) by following the instructions set forth in the Supplement to Confidential Private Placement Memorandum, dated July 18, 2022 (as amended and supplemented from time to time, the “Supplement”), including, but not limited to (i) completing and returning the Election Form attached to the Supplement as Appendix 1, (ii) qualifying as an “accredited investor” as defined in Section 501(a) of Regulation D of the Securities Act of 1933, as amended, and (iii) executing a joinder to this Agreement.

D. The Acquisition Transactions pursuant to which the Property Contributors will receive OP Units are intended to be treated as tax-deferred contributions under Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”) of an undivided interest in real property by such Property Contributor to the OP in exchange for the applicable OP Units (any real property an undivided interest in which is acquired by the OP in exchange for OP Units in such transaction, a “Contributed Property” and, collectively, the “Contributed Properties”).

E. Each Property Contributor and the OP desire to enter into this Agreement to, among other things, set forth certain terms and conditions upon which the OP agrees to hold and dispose of the Contributed Properties.

AGREEMENT

1.1 Limitation on Transfer of Contributed Property.

Notwithstanding anything to the contrary in this Agreement or otherwise, including without limitation the OP’s governing documents:

(a) General Limitation. Except as set forth in Section 1.1(b) below, the OP shall not cause or voluntarily permit a transaction that, for U.S. federal income tax purposes, is treated as a sale, transfer, exchange, distribution, or disposition (collectively, a “Transfer”) of all or any portion of any Contributed Property or any interest therein during the Lockout Period (as defined in Section 1.1(d) below). For the avoidance of doubt, the OP shall not be treated as causing or voluntarily permitting a Transfer if all or any portion of a Contributed Property or any interest therein is sold, transferred, exchanged, distributed or disposed of (i) in the event of a refinancing, casualty, condemnation or other governmental taking of all or a portion of a Contributed Property, (ii) pursuant to the foreclosure of a loan secured, directly or indirectly, by all or a portion of a Contributed Property, (iii) in connection with the bankruptcy of any entity owning a direct or indirect interest in a Contributed Property, or (iv) as a result of the exercise by any Property Contributor or Successor Holder of its “Redemption Right” pursuant to the Amended and Restated Limited Partnership Agreement of the OP , as such Amended and Restated Limited Partnership Agreement may be amended and/or restated.

(b) Permitted Transfers. The OP may Transfer any Contributed Property if such Transfer constitutes (i) a like-kind exchange of all or any portion of the Contributed Property pursuant to Section 1031 of the Code, (ii) an involuntary conversion of all or any portion of the Contributed Property pursuant to Section 1033 of the Code except to the extent a reinvestment is not made pursuant to Section 1033 of the Code, (iii) any other transaction with respect to all or any portion of the Contributed Property that constitutes a non-recognition transaction pursuant to the Code, or (iv) a Transfer to any other person or entity, which is not a Subsidiary (as defined in Section 1.1(e) below) immediately prior to such Transfer, in connection with a merger, consolidation, sale or contribution of all or substantially all of the OP’s assets, or other similar corporate transaction; but if, and only if, with respect to a Transfer described in the forgoing clauses (i) through (iii), such Transfer does not result in either (or both) an allocation or the recognition of income or gain, to or by a Property Contributor or Successor Holder (as defined in Section 1.11 below), on account of or attributable to Built-in Gain (as defined in Section 1.1(c) below) allocable to such Property Contributor or Successor Holder. In the event of an involuntary condemnation or casualty of all or any portion of a Contributed Property, the OP shall use reasonable efforts to replace the Contributed Property (or such relevant portion thereof) with replacement property in a transaction qualifying under Section 1033 of the Code.

(c) For purposes of this Agreement, with regard to any Property Contributor (i) the term “Contributed Property” includes only the Contributed Properties in which such Property Contributor held an interest prior to the Acquisition Transactions (whether directly or indirectly through a DST), and any replacement property received in exchange for all or a portion of any such Contributed Properties pursuant to Section 1031 of the Code, Section 1033 of the Code or any other Code provision that provides for the non-recognition of income or gain (including all subsequent replacements pursuant to any such sections or Code provisions), and (ii) the term “Built-in Gain” means, with respect to a Property Contributor, the amount by which (A) the fair market value attributable to the undivided interest in Contributed Property treated as contributed by such Property Contributor to the OP in a tax-deferred contribution under Section 721 of the Code in exchange for OP Units exceeds (B) the portion of the OP’s adjusted tax basis in such Contributed Property for U.S. federal income tax purposes attributable to such undivided interest, each as of the date on which the OP acquires such Contributed Property in the applicable Acquisition Transaction.

(d) Termination of the Lockout Period. The restriction on Transfer set forth in this Section 1.1 shall automatically terminate upon the expiration of the Lockout Period. For purposes of this Agreement, the “Lockout Period” with respect to any Property Contributor shall commence on the date hereof and expire on the earlier of (i) the seventh (7th) anniversary of the last Acquisition Transaction in connection with which such Property Contributor receives OP Units and (ii) such time as (A) none of the OP Units received by such Property Contributor in connection with an Acquisition Transaction remain outstanding, (B) all of the OP Units received by such Property Contributor in connection with an Acquisition Transaction have been transferred in taxable transactions, or (C) all of the OP Units received by such Property Contributor in connection with an Acquisition Transaction have been the subject of a tax basis adjustment pursuant to Section 743 of the Code as a result of the death of a partner in the OP holding OP Units or a direct or indirect owner of such partner.

(e) Subsidiaries and Successors. In furtherance of the provisions of this Agreement, any entity controlled by the OP or under common control with the OP (as “Subsidiary”) shall be bound by all of the limitations and restrictions to which the OP is subject hereunder as if such entity were originally a signatory to this Agreement in lieu of the OP.

1.2 Opportunity to Enter into Guarantee.

The OP will use commercially reasonable efforts to (a) identify each Property Contributor that requires an allocation of an amount of the OP’s indebtedness pursuant to Section 752 of the Code so that such Property Contributor will not be required to recognize taxable gain that would not have been recognized but for the deemed distribution of cash from the OP to the Property Contributor under Section 752 of the Code in connection with the Acquisition Transaction pursuant to which such Property Contributor elects to receive OP Units, (b) estimate the amount of the OP’s indebtedness required to be so allocated to each such Property Contributor and (c) provide each such Property Contributor reasonable notice, in advance of such Acquisition Transaction, of such estimated amount. The OP intends to provide each such Property Contributor with the opportunity to elect to revoke its election to receive OP Units pursuant to the applicable Acquisition Transaction and, instead, to receive cash pursuant thereto, and, if such Property Contributor does not revoke such election to receive OP Units, to offer to such Property Contributor the opportunity, on such terms and conditions as may be determined by the OP in its sole discretion and subject to any consent reasonably required from any third parties, to enter into an agreement with the OP or an affiliate thereof so that such Property Contributor shall bear the economic risk of loss as to such amount of the OP’s indebtedness by undertaking a guarantee of such indebtedness, where, in the absence of such undertakings, the Property Contributor likely would not be allocated sufficient indebtedness of the OP under Section 752 of the Code to avoid the recognition of taxable gain as a result of a deemed distribution of cash from the OP to the Property Contributor under Section 752 of the Code. Notwithstanding the foregoing and for the avoidance of doubt, the OP shall have no obligation or liability to any Property Contributor or Successor Holder under this Agreement for the amount of any Taxes (as defined in Section 1.3(b)

below) resulting from a deemed distribution of cash from the OP to such Property Contributor or Successor Holder under Section 752 of the Code, regardless of whether such Property Contributor or Successor Holder undertakes a guarantee of any of the OP’s indebtedness.

1.3 Payment of Tax Liability.

(a) Tax Liability Payment Obligation. In the event that the OP violates or breaches its obligations as set forth in Section 1.1 and Section 1.5 with respect to any Contributed Property attributable to a Property Contributor (collectively, the “Tax-Related Covenants”), the sole right of such Property Contributor and/or any Successor Holder of such Property Contributor shall be to receive from the OP, and the OP shall pay to such Property Contributor or Successor Holder, as damages, an amount equal to such Property Contributor’s or Successor Holder’s Tax Liability, as determined hereunder. The term “Tax Liability” means:

(i) With respect to a breach by the OP of any of Section 1.1, the amount of Taxes resulting from income and/or gain allocated to or recognized by the applicable Property Contributor or Successor Holder which is either on account of or attributable to the then-remaining portion of the Built-in Gain (within the meaning of Section 704(c) of the Code) allocable to such Property Contributor or Successor Holder, as the case may be, as of the date of the breach of the Tax-Related Covenant;

(ii) With respect to the use of a method of allocating items of income, gain, loss, and/or deduction from the applicable Contributed Property to adjust for the Built-in Gain other than the method provided for in Section 1.5 (to the extent the method provided for in Section 1.5 is then permissible under the Code and the regulations promulgated thereunder), the amount of Taxes attributable to the excess, if any, of (A) the amount of income and gain allocated to the applicable Property Contributor or Successor Holder pursuant to the inappropriate method, over (B) the amount of income and gain that would have been allocated to such Property Contributor or Successor Holder pursuant to the method provided for in Section 1.5.

Any and all payments made by the OP to a Property Contributor or Successor Holder pursuant to this Section 1.3 shall be treated as payments governed by Section 707(a) of the Code, namely, payments made by a partnership to persons who do not constitute partners of such partnership, and shall have no effect on the capital accounts maintained by the OP with respect to such Property Contributor or Successor Holder (other than to the extent such payments are treated as net losses, expense allocations or result in depreciation or amortization expenses that are allocated to the OP’s partners, including such Property Contributor or Successor Holder, generally).

For purposes of determining the Tax Liability and the amount of Taxes (as defined in Section 1.3(b) below) incurred by a Property Contributor or Successor Holder (i) unless specifically allocated to such Property Contributor or Successor Holder (and not to the other partners of the OP), no items of loss, credit, or deduction, whether attributable to earlier years, the current year, or future years, shall be taken into account to reduce or offset the income and/or gain taken into account in determining the Tax Liability and the Taxes, (ii) the Tax Liability and the Taxes of such Property Contributor or Successor Holder shall be determined by applying to the applicable income and/or gain the actual U.S. federal and state marginal income Tax rates that would be applicable to such Property Contributor or Successor Holder, as the case may be (taking into account the character of such income or gain, and the deductibility, if any, of state and local taxes for U.S. federal income tax purposes, and subject to reduction to the extent the recipient of such income is subject to no or to reduced state or local income tax rates with respect to such income) for the year with respect to which the Taxes must be paid, without regard to any deductions, losses or credits that may be available to such Property Contributor or Successor Holder that would reduce or offset their actual taxable income or actual tax liability if such deductions, losses or credits, to the extent not attributable to the holding of OP Units, could be utilized by such Property Contributor or Successor Holder, as applicable, to offset other income, gain or taxes of such Property Contributor or Successor Holder, either in the current year, in earlier years, or in later years, and (iii) the amount of Taxes that would thereafter be required to be paid on any amount received hereunder shall be taken into account (less any current net losses or current expenses allocable to such Property Contributor or Successor Holder as a result of the OP’s payments of amounts thereto pursuant to this Agreement).

(b) The OP shall have no obligation or liability under this Agreement to any Property Contributor who elects to receive both cash and OP Units in connection with an Acquisition Transaction for the amount of any Taxes (as defined in Section 1.3(b) below) resulting from the deemed taxable sale of an undivided interest in real property in exchange for the amount of cash received by such Property Contributor in such Acquisition Transaction.Taxes Defined. As used herein, the term “Taxes” means any and all net income or franchise taxes based on net income, any alternative or add-on minimum taxes, together with any interest, penalty, addition to tax and all other additional amounts imposed thereon if such interest, penalty, addition to tax or other additional amount is imposed as the result of a breach of the Tax-Related Covenants.

(c) Property Contributor’s Tax Liability. For purposes of this Agreement, if a Property Contributor or Successor Holder is, for U.S. federal income tax purposes, a partnership, an S corporation, a trust, or any other type of pass-through entity for tax purposes (collectively, “Pass-Through Entities”), then substantially all computations of (i) the amounts of Taxes of such Property Contributor or Successor Holder and (ii) the amount of the payments due from the OP, shall be made by computing the Taxes to be paid by the partners, shareholders, beneficiaries and/or interest holders of such Pass-Through Entities (and to the extent that any such partners, shareholders, beneficiaries and/or interest holders of such Pass-Through Entities are themselves Pass-Through Entities, the same principles shall apply in determining the Taxes required to be paid by such partner, shareholder, beneficiary and/or other interest holder).

(d) Timing of Tax Liability Payment. In the event the OP breaches or violates any one or more of the Tax-Related Covenants with regard to any Property Contributor, the OP shall promptly provide to such Property Contributor and/or its Successor Holder(s), as applicable, notice of the transaction or event giving rise to such breach or violation, and in no event later than such time as the OP provides to such Property Contributor and/or Successor Holder(s) the Schedule K- 1s to the OP’s U.S. federal income tax return for the year of the breach or violation as required in accordance with the OP’s governing documents. All payments required under this Section 1.3 to be made to any Property Contributor or affected Successor Holder shall be made to such Property Contributor or Successor Holder(s), as applicable, not later than the date on which the underlying tax payment is finally due (taking into account any applicable extensions), but in no event is any such payment required to be made sooner than thirty (30) business days after receipt by the OP of a written claim from such Property Contributor or affected Successor Holder(s) therefor. If the OP disagrees with the computation of the amount required to be paid in respect of such breach or violation, the procedures in Section 1.4(b) below shall apply and the payment shall be due within ten (10) business days after the earlier of a determination by the Accounting Firm (as defined in Section 1.4(b) below). The written claim made by a Property Contributor or Successor Holder shall set forth a detailed calculation of the Tax Liability and the Taxes of such Property Contributor or the Successor Holder (to the extent such a calculation can be made without the assistance of the OP) and shall provide the OP with such evidence or verification as the OP may reasonably-require as to the items necessary to confirm the calculation of the Tax Liability of such Property Contributor or Successor Holder and the OP shall cooperate with such Property Contributor or Successor Holder by timely providing all information reasonably requested by such Property Contributor or Successor Holder to enable such Property Contributor or Successor Holder to determine the amount of the payment to be made by the OP pursuant to this Section 1.3.

1.4 Rights and Remedies of the Property Contributor.

(a) Exclusive Rights and Remedies. Notwithstanding any provision of this Agreement, each Property Contributor agrees that the sole and exclusive rights and remedies to which it and/or any of its Successor Holders may be entitled at law or in equity for a breach or violation of any of the Tax-Related Covenants by the OP shall be a claim for damages, against the OP, computed as set forth in Section 1.3 above, and neither such Property Contributor nor any of its Successor Holders shall be entitled to pursue a claim for specific performance of the Tax-Related Covenants.

(b) Failure to Agree. If any Property Contributor or Successor Holder notifies the OP of a claim (each, a “Tax Claim Notice”) that the OP has breached or violated one or more of the Tax-Related Covenants with regard to such Property Contributor or Successor Holder, the OP and such Property Contributor or Successor Holder, as applicable, shall negotiate in good faith to resolve any disagreements regarding any such breach or violation, including any disagreement regarding the calculation of the Tax Liability of such Property Contributor or Successor Holder. If any such disagreement cannot be resolved by the OP and such Property Contributor or Successor Holder, within sixty (60) days after receipt by the OP of the calculation of the Tax Liability referred to in Section 1.3, the OP shall retain an independent public accounting firm (an “Accounting Firm”) (which, for the avoidance of doubt, may be the same Accounting Firm retained to make a single determination for any similarly-affected Property Contributor or Successor Holder) to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a breach of the Tax-Related Covenants has occurred and, if so, the amount of the damages to which such Property Contributor or Successor Holder is entitled as a result thereof, determined as set forth in Section 1.3). All determinations made by the Accounting Firm with respect to the resolution of whether a breach of the Tax-Related Covenants has occurred and the amount of the damages payable to such Property Contributor or Successor Holder under Section 1.3 shall be final, conclusive and binding on the OP, and such Property Contributor or Successor Holder. The fees and expenses of any Accounting Firm(s) incurred in connection with any such determination shall be shared equally by the OP and the Property Contributor or Successor Holder.

1.5 Tax Accounting.

Notwithstanding anything contained in the OP governing documents to the contrary, to the extent permissible under the Code and the regulations promulgated thereunder, the OP agrees to use the “traditional” method as set forth in Section 1.704-3(b) of the Treasury regulations promulgated under the Code, to adjust for discrepancies between the agreed upon value of the various components of the Contributed Property and the adjusted tax basis of such components (i.e., the Built-in Gain). For the avoidance of doubt, the OP acknowledges that the “traditional” method as set forth in Section 1.704-3(b) of the Treasury regulations promulgated under the Code is a permissible method to adjust for discrepancies in Built-in Gain as of the date hereof.

1.6 Entire Agreement; Amendment.

This Agreement, including any schedules and other documents referred to herein or furnished pursuant hereto, together with the OP’s governing documents and the exhibits and other documents referred to therein or furnished pursuant thereto, constitute the entire agreement among the parties hereto with respect to the transactions contemplated herein, supersede all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein; provided that in the event of any conflict between the terms of this Agreement and any other agreement, the terms of this Agreement shall apply to the parties. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the OP and Property Contributors and Successor Holders.

1.7 Waiver.

No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other documents furnished in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and ·signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

1.8 Severability.

If any part of any provision of this Agreement or any other agreement or document given pursuant to or in connection with this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

1.9 Governing Law; Jurisdiction and Venue.

This Agreement, the rights and obligations of the parties hereto, and any claim or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (excluding the choice of law rules thereof). Each of the parties agrees that it shall not bring any claim, action or proceeding against any other parties hereto relating to this Agreement or the transactions contemplated hereby in any court other than courts of the State of Delaware.

1.10 Notices.

All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by facsimile, telegram, telecopy or telex, addressed as follows:

(a) If to any Property Contributor or Successor Holder, then to the address of record for such Property Contributor or Successor Holder on the books and records of the OP.

(b) If to the OP:

ExchangeRight Income Fund Operating Partnership, LP, 1055 E. Colorado Blvd.

Suite 310

Pasadena, CA 91106

Telephone: 1-855-317-4448

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent or mailed in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the confirmation receipt being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

1.11 Successor Holders; Third Party Beneficiaries.

(a) For purposes of this Agreement, “Successor Holder” shall mean any person to whom a Property Contributor or Successor Holder transfers or conveys all or a portion of the OP Units held by it for estate planning purposes, including a transfer or conveyance to (i) parents, spouses, siblings, descendants, and/or ancestors by such Property Contributor or Successor Holder or an individual who owns an interest in such Property Contributor or Successor Holder, and (ii) trusts, family trusts, partnerships, limited liability companies, family limited partnerships or other entities established for estate planning purposes by such Property Contributor or Successor Holder or an individual who owns an interest in such Property Contributor or Successor Holder.

(b) Successor Holders are expressly made third party beneficiaries of this Agreement and are entitled to all of the rights and privileges of this Agreement, and are subject to the terms and obligations of this Agreement, as if they were signatories hereto. No amendment of this Agreement shall relinquish, limit or modify in any adverse manner any of the rights and privileges of any Property Contributor or Successor Holder hereunder unless approved in accordance with Section 1.6.

1.12 Change in Tax Law; Withholding Taxes.

Notwithstanding anything to the contrary in this Agreement, if, at any time following the execution of this Agreement, there occurs a change in the tax laws or interpretation thereof that, in the reasonable discretion of the parties, adversely affects in any material respect the rights provided the Property Contributors and/or Successor Holders hereunder, (i) the OP agrees to reasonably cooperate (at no cost to the OP) with the Property Contributors and/or Successor Holders to mitigate the consequences of such change, and (ii) the OP shall have no obligation or liability to the Property Contributors and/or Successor Holders under this Agreement to the extent that the OP’s inability to comply with the provisions of this Agreement are attributable to such change in the tax laws or interpretation thereof. The OP shall be entitled to deduct and withhold from amounts otherwise payable in connection with this Agreement, all amounts as are required to be deducted or withheld from such amounts under the Code, the rules and regulations promulgated thereunder, and any other provisions of U.S. federal, state, local or non-U.S. tax or other laws. Any such withheld amounts shall be (i) timely paid or remitted to the applicable governmental or taxing authority and (ii) treated as having been paid to the person in respect of which such deduction or withholding was made.

1.13 Headings.

Section headings contained in this Agreement are inserted for convenience or reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

1.14 Execution in Counterparts.

To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

1.15 Recourse to OP.

ANY OBLIGATION OR LIABILITY WHATSOEVER OF THE OP THAT MAY ARISE AT ANY TIME UNDER THIS AGREEMENT OR ANY OBLIGATION OR LIABILITY WHICH MAY BE INCURRED BY EITHER OF THEM PURSUANT TO ANY OTHER INSTRUMENT, TRANSACTION OR UNDERTAKING CONTEMPLATED HEREIN SHALL BE SATISFIED, IF AT ALL, OUT OF THE ASSETS OF THE OP ONLY. NO SUCH OBLIGATION OR LIABILITY SHALL BE PERSONALLY BINDING UPON, NOR SHALL RESORT FOR THE ENFORCEMENT THEREOF BE HAD TO, THE PROPERTY OR ASSETS OF ANY OF ITS PARTNERS, OFFICERS, EMPLOYEES OR AGENTS, REGARDLESS OF

WHETHER SUCH OBLIGATION OR LIABILITY IS IN THE NATURE OF CONTRACT, TORT OR OTHERWISE.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the OP has caused this Agreement to be executed as of the date first written above.

EXCHANGERIGHT INCOME FUND OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By: EXCHANGERIGHT INCOME FUND, a Maryland statutory trust, its sole general partner

By:	/S/ WARREN THOMAS
Warren Thomas, Secretary

Signature Page – Tax Protection Agreement

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